Exhibit 10.6
COUPANG, INC.
NON-EMPLOYEE DIRECTOR COMPENSATION POLICY
(Last amended December 12, 2024)

The purpose of this Non-Employee Director Compensation Policy (this “Policy”) of Coupang, Inc. (the “Company”), is to provide a compensation package that enables the Company to attract and retain high-caliber directors and aligns their interests with the interests of the Company’s stockholders. Unless otherwise defined herein, capitalized terms used in this Policy will have the meaning given such term in the Company’s 2021 Equity Incentive Plan (as amended or restated from time to time, the “Equity Plan”).
1.Eligibility
This Policy applies to all members of the Company’s Board of Directors (the “Board”) who are not employees or officers of the Company or its subsidiaries (each, a “Non-Employee Director” and, collectively, “Non-Employee Directors”). Directors who are employees or officers of the Company or its subsidiaries do not receive compensation for their service on the Board.
2.Equity Compensation
Non-Employee Directors shall be eligible to be granted the Awards described below. The Awards described below shall be granted under and subject to the terms and provisions of the Equity Plan or a successor equity incentive plan, and shall be granted subject to the execution and delivery of any related Award Agreements, including any exhibits that may be attached thereto, in substantially the same forms previously approved by the Board, setting forth the vesting schedule applicable to such Awards and such other terms as may be required by the Equity Plan. All Awards granted to Non-Employee Directors hereunder shall be in the form of restricted stock units (“RSUs”), with each such RSU representing a contingent right to receive one share of the Company’s Class A Common Stock upon settlement.
Except as otherwise provided by the Board or in any related Award Agreement or other written agreement between a Non-Employee Director and the Company, all Awards granted under this Policy shall be subject to the Non-Employee Director’s Continuous Service to the Company through the applicable vest date.
A-1

In the event of a Change in Control, all Awards granted under this Policy to Non-Employee Directors that remain outstanding and unvested at the time of such Change in Control shall vest in full at the time of such Change in Control, subject to the applicable Non-Employee Director’s Continuous Service until immediately prior to the time of such Change in Control.
For purposes of this Policy, the “Value” of an Award means the grant date fair value as determined in accordance with U.S. generally accepted accounting principles, or such other methodology that the Board may determine prior to the grant of the applicable Award becoming effective.
(a)Annual Equity Awards.
The Company shall grant Awards to Non-Employee Directors as annual retainers as set forth below:

Annual Retainer for Board Membership	$ 300,000
Additional Annual Retainers
•Lead Independent Director	$ 25,000
•Chair of the Audit Committee	$ 25,000
•Chair of the Compensation Committee	$ 20,000
•Chair of the Nominating and Corporate Governance Committee	$ 15,000
•Member of the Audit Committee (Other than Chair)	$ 12,500
•Member of the Compensation Committee (Other than Chair)	$ 10,000
•Member of the Nominating and Corporate Governance Committee (Other than Chair)	$ 7,500

On the date of each annual meeting of the Company’s stockholders (each, an “Annual Meeting”), a person who is a Non-Employee Director immediately following the applicable Annual Meeting and who will continue to serve as a Non-Employee Director immediately following such Annual Meeting shall be automatically granted (i) an Award consisting of RSUs for his or her service as a Non-Employee Director (an “Annual Retainer Award”) and (ii) to the extent applicable, an Award consisting of RSUs each an “Additional Annual Retainer Award,” and collectively with the Annual Retainer Award, each an “Annual Award”) for his or her service in any of the Additional Annual Retainer roles listed above (each such additional role, a “Board Leadership or Committee Role”); provided that a Non-Employee Director who serves as the chair of a Board committee will receive only the Additional Annual Retainer Award for serving as the chair of the committee and not the Additional Annual Retainer Award for serving as a (non-chair) member of such committee; and provided further that a Non-Employee Director who serves as the Lead Independent Director will receive the Annual Retainer Award as a Non-Employee Director and the Additional Annual Retainer Award as the Lead Independent Director.
Each Annual Award will cover a number of shares of the Company’s Class A Common Stock having a Value equal to the amount listed in the table above for serving in the applicable role. Any fraction resulting from the Value calculation for any Annual Award will be rounded down to the nearest whole share. Each Annual Award granted will vest in full on the earlier of (i) the first anniversary of the date of grant or (ii) the date of the next Annual Meeting following the date of grant (the “Annual Award Vest Date”), in each case, subject to the Non-Employee Director’s Continuous Service through the applicable Annual Award Vest Date; provided, for the avoidance of doubt, that Additional Annual Retainer Awards will also be subject to the pro rata vesting provisions of Section 2(c) of this Policy.
(b)Initial Equity Awards.
In connection with joining the Board, the Board may grant a new Non-Employee Director an Award of RSUs (an “Initial Award”). Each Initial Award will cover a number of shares of the Company’s Class A Common Stock having a Value to be determined by the Board but not to exceed $1,000,000. Any fraction resulting from the Value calculation for any Initial Award will be rounded down to the nearest whole share. For the avoidance of doubt, Initial Awards under this Policy are not automatic, and must be approved by the Board.
A Non-Employee Director will not be eligible to be granted an Initial Award if the individual was or is an employee member of the Board who becomes a Non-Employee Director due to termination of employment.

Each Initial Award will vest on a schedule determined by the Board at the time of grant, subject to the Non-Employee Director’s Continuous Service through the applicable vest date.
(c)Partial Year Board Leadership or Committee Service.
If a Non-Employee Director’s service in any Board Leadership or Committee Role is terminated by the Board prior to the Annual Award Vest Date but the Non-Employee Director otherwise remains as a member of the Board, the corresponding Additional Annual Retainer Award or Partial Year Committee Award (as defined below, and together with the Additional Annual Retainer Award, each an “Additional Retainer Award”) will vest, unless a different vest date is provided for by the Board, on the date of termination of service in such Board Leadership or Committee Role, on a pro-rata basis to reflect the applicable Non-Employee Director’s length of service in the Board Leadership or Committee Role during the vesting period, with the pro rata portion determined based on the number of days between the date of grant of the Additional Retainer Award (inclusive) and the date of termination of service in the Board Leadership or Committee Role (inclusive) divided by 365, rounded down to the nearest whole share. Any unvested shares subject to an Additional Retainer Award that do not vest pursuant the preceding sentence will terminate on the date the applicable Non-Employee Director terminates service in the corresponding Board Leadership or Committee Role.
If an incumbent Non-Employee Director is appointed to a Board Leadership or Committee Role during his or her tenure on the Board, such Non-Employee Director may be granted an Award of RSUs for such new Board Leadership or Committee Role (a “Partial Year Committee Award”). The grant date for the Partial Year Committee Award will be the date that the Non-Employee Director’s appointment to the applicable Board Leadership or Committee Role is effective (the “New Role Date”), unless otherwise provided by the Board. Each Partial Year Committee Award will cover a number of shares of the Company’s Class A Common Stock having a Value equal to the amount listed in the table in Section 2(a) of this Policy for serving in the applicable Board Leadership or Committee Role, but prorated to reflect the length of service in such new role, with the pro rata portion determined based on the number of days between the New Role Date (inclusive) and the first Annual Award Vest Date to occur after the New Role Date (inclusive) divided by 365, rounded down to the nearest cent. Any fraction resulting from the Value calculation for any Partial Year Committee Award will be rounded down to the nearest whole share. For the avoidance of doubt, Partial Year Committee Awards under this Policy are not automatic, and must be approved by the Board.

Each Partial Year Committee Award granted will vest in full on the first Annual Award Vest Date to occur after the applicable New Role Date, subject to the Non-Employee Director’s Continuous Service to the Company through the applicable Annual Award Vest Date; provided, for the avoidance of doubt, that Partial Year Committee Awards will also be subject to the pro rata vesting provisions of Section 2(c) of this Policy.
(d)Deferral of Awards.
(e)The Board may provide that each Non-Employee Director may elect to defer the settlement of the shares of the Company’s Class A Common Stock subject to any RSUs granted under this Policy pursuant to an Award that would otherwise be settled and delivered to such Non-Employee Director on or following the date such Award vests pursuant to the terms of this Section 2 (the “Deferral Election”). Any Deferral Election will be irrevocable, and will be subject to such rules, conditions and procedures as shall be determined by the Board, in its sole discretion, which rules, conditions and procedures shall at all times comply with the requirements of Section 409A, unless otherwise specifically determined by the Board. Deferral Elections shall be made pursuant to a form of deferral election as approved by the Board.
3.Director Pay Limit
The total compensation provided to a Non-Employee Director during any calendar year may not exceed $750,000 (determined based on the total Value of Awards and cash fees provided for such calendar year (excluding reimbursements)). In the calendar year when a Non-Employee Director first joins the Board, such limit will be increased to $1,000,000. Any Awards or other compensation provided to an individual for services as an Employee, or for services as a Consultant other than as a Non-Employee Director, will be excluded for purposes of applying the above limit.
4.Expense Reimbursement
All Non-Employee Directors shall be entitled to reimbursement from the Company for their reasonable travel (including airfare and ground transportation), lodging, and meal expenses incident to meetings of the Board or committees thereof or in connection with other Board-related business. In each case and unless otherwise provided by the Board, such expenses shall be in accordance with and subject to the Company’s expense reimbursement policy as presented to the Audit Committee of the Board. The Company shall make reimbursement to a Non-Employee Director within a reasonable amount of time following submission by the Non-Employee Director of reasonable written substantiation for the expenses (and, subject to Section 8 of this Policy, in all events not later than the end of the year following the year in which the related expense was incurred).

5.Administration; Amendments
The Board, with the assistance of the Compensation Committee, administers this Policy and may amend, alter, suspend, or terminate this Policy at any time in its sole discretion. No amendment, alteration, suspension, or termination of this Policy will materially impair the rights of a Non-Employee Director with respect to compensation that already has been paid or awarded, unless otherwise mutually agreed in writing between the Non-Employee Director and the Company. Termination of this Policy will not affect the Board’s ability to exercise the powers granted to it with respect to Awards granted pursuant to this Policy prior to the date of such termination, including without limitation such applicable powers set forth in the Equity Plan.
6.Taxes
Each Non-Employee Director will be solely responsible for any tax obligations incurred by such Non-Employee Director as a result of compensation received by such individual under this Policy.
7.Section 409A
In no event will taxable expense reimbursement payments under this Policy be paid after the later of (a) the fifteenth (15th) day of the third (3rd) month following the end of the Company’s taxable year in which the taxable expenses are incurred, or (b) the fifteenth (15th) day of the third (3rd) month following the end of the calendar year in which the taxable expenses are incurred, as applicable, in compliance with the “short-term deferral” exception under Section 409A. It is the intent of this Policy that this Policy and all payments hereunder be exempt or excepted from or otherwise comply with the requirements of Section 409A so that none of the compensation to be provided hereunder will be subject to the additional tax imposed under Section 409A, and any ambiguities or ambiguous terms herein will be interpreted to be so exempt or comply. In no event will the Company or its Affiliates have any responsibility, liability, or obligation to reimburse, indemnify, or hold harmless a Non-Employee Director or any other person for any taxes imposed, or other costs incurred, as a result of Section 409A.

Policy last amended on December 12, 2024.